EXHIBIT 10.26

December 21, 2004

Kevin Sullivan

924 Emerald Street

Naperville, IL 60540

SEPARATION AGREEMENT AND RELEASE

Dear Kevin:

Further to your discussion with Jim Contardi earlier today, December 13, 2004, this letter agreement (“Agreement”) sets forth the arrangements we have made with respect to your separation from Entrust, Inc. The arrangements will be as follows:

1.	As used in this Agreement, the term “Entrust” and/or “Company” shall mean Entrust, Inc., its subsidiaries (including enCommerce, Inc. and Entrust Limited), affiliates, successors, assigns; and all past and present officers, directors, employees and agents (in their individual and representative capacities) of such entities.

2.	Your active employment with Entrust and assignment as Sr. Vice President, U.S. Sales, will end effective on the close of business on December 13, 2004 (the “End Date”). Thereafter, subject to the terms hereof and provided that you:

(A)	return to the Company of an executed copy of this Agreement and the Waiver and Release enclosed herewith (the “Waiver”) in compliance with the terms of this Agreement and the Waiver;

(B)	do not revoke this Agreement or the Waiver within the seven (7) day revocation period;

(C)	continue to comply in all material respects with the terms of this Agreement and the Waiver; and

(D)	continue to comply in all material respects with the Intellectual Property & Confidentiality Agreement and Conflict of Interest Agreement entered into at the time of your employment (the “IP and Conflicts Agreements”) as reasonably determined by Entrust;

(conditions (A) through to (D) hereinafter referred to as the “Preconditions”), you will remain an employee of Entrust through to September 13, 2005 (the “Severance Period”) with your duties to be as follows:

•	Being on administrative leave of absence available to advise on matters related to your former duties; and

•	Upon reasonable request, making available to Entrust advice, assistance and information related to your former job duties, including, but not be limited to, offering and explaining evidence and providing sworn statements, deposition testimony and trial testimony as may be deemed necessary by Entrust for the preparation of its position in any legal proceedings(s) involving issues brought against or initiated by Entrust of which you have knowledge.

In the event it is necessary for you to provide the aforementioned services, you will be entitled to no additional compensation beyond that provided for in this Agreement, except that Entrust shall reimburse you for authorized, reasonable and documented travel expenses including, but not limited to, transportation, lodging and meals. At the end of the Severance Period your employment relationship with Entrust will be ended and will not resume.

3.	During the Severance Period you will not have authority to act on behalf of Entrust, nor bind Entrust, nor to incur any expenses or seek reimbursement for any expense incurred, without prior written authority.

4.	(a) Subject to your compliance with the Preconditions, you will continue during the Severance Period to receive your current base salary of $17,500.00 US per month, will continue to be eligible for those Company-provided benefit and insurance programs in which you are participating as of the date of this letter under the terms of the controlling plans, programs or policies, and will continue to vest in current stock options pursuant to the terms of controlling stock option plans and agreements (collectively the “Severance Benefits”). However, during the Severance Period you will not accrue additional vacation time or other paid time off, nor will you be eligible for any bonuses, nor will you be eligible for salary increases, or new stock option grants.

(b) Whether you execute this Agreement or not, you will receive compensation of $22,619.08, reflecting 224.04 hours of earned but - untaken vacation accrued through to December 13, 2004. You will also be paid for commissions earned prior to the End Date in Q4, 2004 in accordance with the terms of your Sales Compensation Plan.

(c) All amounts to be paid under paragraphs 4(a) and 4(b) shall be subject to legally required and other authorized deductions and withholdings and will be paid at such time and in such manner as is consistent with the Company’s normal payroll and sales compensation practices.

5.	You acknowledge and represent that a time period of twenty-one (21) calendar days has been provided to you in order for you to consider the subject matter of this Agreement and that the Company has advised you to consult with an attorney of your choice prior to signing this Agreement. In addition, you acknowledge that you will have seven (7) calendar days following the execution and return of this document to revoke this Agreement or the Waiver by written notice. To be valid, Mr. Jay Kendry, Vice President, Chief Governance Officer and Secretary, Entrust, Inc., 16633 Dallas Parkway, Addison, TX 75001 must receive the letter of revocation not later than the close of business seven (7) calendar days after you sign and return this Agreement. Any revocation of this Agreement or the Waiver shall be deemed to be a revocation of both this Agreement and the Waiver. This Agreement is effective on the eighth (8th) day after you have signed it (the “Effective Date”), unless timely revoked as set forth above. If Mr. Kendry has not received a copies of this Agreement and the Waiver that have been signed by you within twenty-two (22) days of the date of this Agreement (such twenty-two day period being the “Consideration Period”), then your employment with Entrust will be ended as of the date of the end of the Consideration Period and will not resume. If you return copies of this Agreement and the Waiver that have been signed by you within the Consideration Period, but subsequently revoke this Agreement or the Waiver as permitted above in this Section, then your employment relationship with Entrust will be ended as of the date that your revocation of either this Agreement or the Waiver became effective and your employment with Entrust will not resume.

6.	All Entrust company provided benefits not expressly extended to you pursuant to this Agreement shall be terminated at 11:59 p.m. on the End Date. Following termination of your coverage under Entrust’s group health benefit plans, continued health coverage will be offered as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the period required by law.

7.	You shall reconcile and settle, as soon as possible, and in no event later than January 15, 2005, any expenses incurred by you in connection with Entrust business for which you may be entitled to reimbursement.

8.	You agree that you will not act in any manner that might damage the business of the Company. Without limiting the generality of the foregoing, you acknowledge and agree that you will make no statement that would disparage Entrust or any director, officer or other employee or that would have a harmful effect upon the interests of Entrust, its customers or its shareholders. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. You further agree both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company, if not in conflict with such court order. You also agree to refrain from any defamation, libel or slander of Entrust or tortious interference with the contracts and relationships of Entrust.

9.	You agree that this Agreement is a confidential document as are all the terms and conditions expressed herein. Accordingly, you agree that you will not directly or indirectly disclose, publicize or discuss this Agreement, including its terms and/or conditions, with any employee and/or former employee of Entrust or any other person except your immediate family members, attorney, accountant, financial advisor, and/or outplacement advisor, unless under a subpoena or other court order to do so. In the event that you discuss this Agreement with any of the aforementioned individuals, it shall be your duty, responsibility and obligation to advise said individual(s) of the confidential nature of this Agreement and to direct them not to discuss the terms and/or conditions of this Agreement with any other person. Notwithstanding the foregoing, this obligation of confidentiality shall cease in respect of those parts of the Agreement that are publicly disclosed by Entrust.

10. (a)

You hereby agree and acknowledge that during your employment with Entrust you have received and become acquainted with confidential, proprietary, and trade secret information including, but not limited to, information regarding Company investments, programs, plans, and strategies; capital sources; customer and prospective customers; technical data; business/marketing plans or results; prospect lists; sales funnels, personnel matters regarding Company employees, officers, and directors; manners of operation and services provided; negotiating positions and strategies; and other information regarding potential strategic alliances and customer information. You hereby acknowledge that such information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort, and money, that such information provides the Company with strategic and business advantages over others who do not know or use such information, and that the Company has implemented specific policies and practices to keep such information secret. Accordingly, you agree to hold in strict confidence such information and the business and affairs of Entrust, its affiliates and their respective customer/clients. You agree that during the term of this agreement and at any time thereafter, that you will not directly or indirectly disclose to any third party or use for any other purpose than that of Entrust, the following: information disclosed to you by or on behalf of a customer/client or prospective customer/client (ii) information respecting the identity of any customer/client of Entrust; (iii) information otherwise disclosed to Entrust on a confidential basis by third parties; (iv) information disclosed to you with respect to technical requirements, pricing or timing of any contracts; (v) information disclosed to you with respect to Entrust’s techniques, programs, present or contemplated developments, trade secrets or marketing strategies; and (vi) information otherwise identified to you as confidential information of Entrust. Your obligations of confidence described above include, without limiting the generality of the foregoing, taking every reasonable step to prevent third parties from examining and/or making copies of any documents or papers (whether in electronic or hard copy form) prepared by you or that come into your possession or under your control by reason of your employment with Entrust. Your obligations of confidence described above do not apply to information that is available to the public other than by breach of obligations of confidence owed by you; (ii) rightfully received by you, outside of the course of your employment, from a third party without confidentiality limitations; (iii) independently developed by you without recourse to any confidential information of Entrust or its customers/clients; or (iv) known to you prior to first receipt of the same in the course of your employment. The mingling of confidential information with information that falls within one or more of the exceptions above shall not impair the status of, or obligations of confidence and non-use respecting, the confidential parts.

(b)	You agree that you will not within nine (9) months after the End Date serve as an executive, officer, director, employee or in any advisory capacity with any competitor, in whole or in part, of Entrust, or either individually or in partnership or jointly or in conjunction with any person or person’s firm, trust, partnership, association, syndicate or corporation, as principal, agent, shareholder, trustee or in any other matter whatsoever otherwise carry on or be engaged in or be concerned with any person or persons, firm, trust, partnership, association, syndicate or corporation which is a competitor, in whole or in part, of Entrust, except as a shareholder holding less than ten percent of the outstanding shares or securities of any such corporation whose shares or securities are listed and posted for trading on a stock exchange recognized for such purpose by the Securities and Exchange Commission or a similar securities commission. For the avoidance of any doubt, the competitors of Entrust include without limitation RSA, Verisign, Oblix, Tumbleweed, Zix, PGP, Computer Associates, the security and identity management divisions of Microsoft and IBM, and CypherTrust.

(c)	You acknowledge that you have a fiduciary obligation to Entrust and you agree that you will not within nine (9) months of the End Date, directly or indirectly: (i) attempt to obtain the withdrawal from Entrust or its affiliates of any of their respective employees; (ii) hire any employee of Entrust or its affiliates; (iii) approach or solicit any customer/client, potential customer/client or maturing business opportunity of Entrust or its affiliates in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust or its affiliates; (iv) service or deal with any customer/client, potential customer/client or maturing business opportunity of Entrust or its affiliates in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust or its affiliates; (v) solicit or divert any business away from Entrust or its affiliates; (vi) induce or persuade any customer/client, potential customer/client, supplier, agent or other person under contract or otherwise associated or doing business with Entrust or its affiliates to reduce or alter any such association or business with Entrust or its affiliates; or (vii) otherwise interfere or attempt to interfere with any of the contractual, business or economic relationships of Entrust or its affiliates with other parties. For the purpose of this paragraph (c) the definition of customer/client, potential customer/client, maturing business opportunity, supplier and agent shall include only those parties with whom you have had dealings by virtue of your employment relationship with Entrust within the preceding nine (9) months.

(d)	If a court of competent jurisdiction would otherwise declare any portions of paragraphs (c) or (d) void or unenforceable in the circumstances, such portions of those paragraphs shall be reduced in scope, territory and/or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances. The portions of those paragraphs with respect to scope, territory and duration shall be separate and distinct and fully severable without affecting the enforceability of the those paragraphs.

(e)	You acknowledge that a breach of any of the foregoing provisions of this Section 10 will give rise to irreparable harm and injury non-compensable in damages. Accordingly, Entrust or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing provisions, in addition to any other legal remedies that may be available. You further acknowledge and agree that the enforcement of a remedy by way of injunction will not prevent you from earning a reasonable livelihood. You further acknowledge and agree that the covenants contained in this Section are necessary for the protection of Entrust’s legitimate business interests and are reasonable in scope and content.

(f)	The provisions of this Section 10 shall survive the termination of this Agreement and shall be enforceable notwithstanding the existence of any claim or cause of action by you against Entrust whether predicated upon this Agreement or otherwise.

11.	On or before December 15, 2004 you shall return to Entrust any and all property of Entrust and/or affiliates currently in your possession and/or subject to your control including, but not limited to, any and all computer equipment, facsimile machine, credit cards, identification cards, files, memoranda, correspondence, compensation surveys, drawings, designs, financial records, customer lists, personnel files, personnel lists or the like, whether such materials shall be written instruments or tapes in electronic and/or recorded format.

12.	You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby fully and forever release Entrust and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation: any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship; any and all claims relating to, or arising from, your right to purchase shares of stock of the Company, including, without limitation, any stock options issued to you, or your actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims under the common law of any jurisdiction applicable to employment relationships including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; and the Illinois Human Rights Act; any and all claims for violation of the federal, or any state, constitution; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and any and all claims for attorneys’ fees and costs.

The Company and you agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. You acknowledge and agree that any breach of any provision of this Agreement by you shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to you under this Agreement. You shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by you in violation of this provision.

13.	You understand and agree that, in the event of any breach by you of the terms of this Agreement, your right to any further payments or benefits will immediately end. The cessation of further payments and benefits on account of such breach will not, however, relieve you of your obligations under this Agreement, nor will it limit Entrust’s right to any other relief it may be entitled to seek.

14.	YOU ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION AGREEMENT / RELEASE AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW AND CONSIDER THE TERMS OF THIS SEPARATION AGREEMENT AND RELEASE, INCLUDING, AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS DOCUMENT WITH LEGAL COUNSEL OF YOUR CHOICE. FINALLY, YOU HEREBY ACKNOWLEDGE THAT YOU INTEND TO GRANT TO COMPANY A FULL AND FINAL RELEASE AS SET FORTH HEREIN.

15.	The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be an admission of the truth or falsity of any claims heretofore made or an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

16.	Except as expressly provided to the contrary or as precluded by operation of law, this Agreement shall be binding upon, and inure to the benefit of, you and your heirs, administrators, representative, executors, successors, and assigns and its enforceability shall not be challenged by such individuals.

17.	The terms and conditions of this Agreement will be open for your review and consideration through the close of business on January 11, 2005 (“Expiry Date”). If you have not returned an executed copy of this Agreement by facsimile or an original to Mr. Jay Kendry, at the address referenced in paragraph 5 of this Agreement, by the close of business by or on the Expiry Date, then the terms and conditions set forth in this Agreement shall be withdrawn as of that time and date.

18.	This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and there are no promises, understandings or representations other than those set forth herein. This Agreement may be modified only with a written instrument duly executed by each of the parties. This agreement supercedes all other agreements or understanding with respect to your employment with respect to the subject matter hereof.

19.

The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Cook County, Illinois before the American Arbitration Association under its Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph 19 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

20.	This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Illinois, without regard to choice of law principles. Any judicial proceeding related to any provision of this Agreement (to the extent permitted under the preceding paragraph) shall be instituted only in courts with venue in the State of Illinois, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company’s trade secrets or confidential or proprietary information. Subject to the requirements of paragraph 19, you hereby expressly consent to venue and personal jurisdiction of the state and federal courts in the State of Illinois for any lawsuit filed there against you by the Company arising from or relating to this Agreement.

21.	If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, this Agreement shall be automatically reformed and construed to include provisions as similar in terms to such invalid, illegal, or unenforceable provision as may be possible so as to be valid, legal, and enforceable.

22.	This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the day and year as set forth below.

Entrust, Inc.		Kevin Sullivan

By:	/s/ James D. Kendry	/s/ Kevin Sullivan
Title:	Vice President	Date:	12/31/04

Date:	Jan 7/05

EXHIBIT A

WAIVER AND RELEASE

This Waiver and Release (“Waiver”) is entered into between Entrust, Inc., its parents, subsidiaries (including enCommerce, Inc. and Entrust Limited), affiliates, successors, assigns, officers, directors, employees, and agents (in their individual and representative capacities) (“Entrust” or the “Company”) and the undersigned employee (“Employee” or “you”).

1.	You acknowledge and represent that you have had, or have had the opportunity to have, at least twenty-one (21) calendar days to consider the subject matter of this Waiver and to sign and return this document. To be valid, you must sign and return this Waiver to Mr. Jay Kendry, Vice President, Chief Governance Officer and Secretary, Entrust, Inc., 16633 Dallas Parkway, Addison, TX 75001, no later than the close of business on January 11, 2005(“Expiry Date”). In addition, you acknowledge that you will have seven (7) calendar days following execution to revoke this Waiver by written notice. To be valid, any revocation must be received by Mr. Kendry at the address above no later than the close of business seven (7) calendar days after you sign this Waiver.

2.	Following your return to the Company of an executed copy of this Waiver and expiration of the seven (7) day revocation period, and provided that you continue to comply in all material respects with the terms of this Waiver and the agreement to which it is ancillary (“Agreement”), the Company will pay you the Severance Benefits as defined in the Agreement, less appropriate deductions and withholdings. Such payment will be made in accordance with the Company’s normal payroll practices and schedule.

3.	IN CONSIDERATION OF THE BENEFITS DETAILED ABOVE, YOU HEREBY FULLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE ENTRUST (EXCEPT FOR THE PROMISES AND COMMITMENTS CONTAINED HEREIN), TO THE EXTENT PERMITTED BY LAW, FROM ANY AND ALL REAL OR PRETENDED CLAIMS CAUSES OF ACTION, RIGHTS, OR DEMANDS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR SALARY, INCENTIVE COMPENSATION, STOCK OPTIONS, VACATION PAY, BENEFITS OR OTHER COMPENSATION AND PERQUISITES; CLAIMS ARISING IN RESPECT TO YOUR PURCHASE OF SHARES OF STOCK OF THE COMPANY, CLAIMS ARISING IN CONTRACT OR TORT; AND CLAIMS (INCLUDING, BUT NOT LIMITED TO, YOUR RIGHT TO MAKE A CLAIM FOR DAMAGES IN YOUR OWN RIGHT OR THROUGH A SUIT BROUGHT BY ANY THIRD PARTY ON YOUR BEHALF) UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE CIVIL RIGHTS ACTS OF 1964 (AS AMENDED) AND 1991, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, ILLINOIS HUMAN RIGHTS ACT, OR ANY OTHER FEDERAL, STATE OR LOCAL LAW OR ORDINANCE. THE FOREGOING WAIVER AND RELEASE EXTENDS TO ALL CLAIMS YOU MAY NOW HAVE OR MAY HAVE HAD IN THE PAST DIRECTLY OR INDIRECTLY BASED UPON ANY FACT, MATTER, EVENT OR CAUSE, WHETHER KNOWN OR UNKNOWN, ARISING OUT OF OR RELATING TO YOUR EMPLOYMENT BY ENTRUST AND YOUR SEPARATION THEREFROM, OR YOUR RELATIONSHIP WITH ENTRUST OR THE TERMS OF ANY WRITTEN OR ORAL EMPLOYMENT ARRANGEMENTS OR THE LIKE THAT YOU MAY HAVE ENTERED INTO WITH ENTRUST. WHILE THIS WAIVER MAY NOT BE USED TO INTERFERE WITH YOUR RIGHT TO FILE A CHARGE OR PARTICIPATE IN AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY OTHER APPROPRIATE AGENCY, YOU UNDERSTAND AND AGREE THAT ENTRUST MAY USE THIS WAIVER AS A DEFENSE TO ANY SUCH CHARGE YOU FILE, INVESTIGATION OR PROCEEDING IN WHICH YOU PARTICIPATE, OR REMEDY WHICH YOU SEEK.

4.	YOU ACKNOWLEDGE THAT YOU HAVE READ THIS WAIVER AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD, OR HAVE HAD THE OPPORTUNITY TO HAVE, TWENTY-ONE DAYS TO REVIEW AND CONSIDER THE TERMS OF THIS WAIVER, INCLUDING, AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS DOCUMENT WITH LEGAL COUNSEL OF YOUR CHOICE. FINALLY, YOU ACKNOWLEDGE THAT YOU INTEND TO GRANT TO ENTRUST A FULL AND FINAL RELEASE AS SET FORTH HEREIN.

5.	This Waiver shall not be construed in any way as an admission by Entrust or any party released under paragraph 3 that it has acted wrongfully with respect to you or that you have any right to recover from Entrust or any such party. Entrust specifically disclaims and denies any liability to or wrongful conduct with respect to you.

6.	You understand this agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors, and assigns and its enforceability shall not be challenged by such persons.

7.	The terms and conditions of this Waiver will be open for your review and consideration through the close of business on Expiry Date. If you have not returned an executed copy of this Waiver by facsimile or an original as prescribed in paragraph 1 of this Waiver, by the close of business on the Expiry Date, then the terms and conditions set forth in this Waiver shall be withdrawn as of that time and date.

8.	You agree to indemnify and hold harmless Entrust and any party released under paragraph 3 from and against any loss, cost, damage, or expense (including attorneys fees) incurred by it or them as a result of any breach by you of this Waiver.

9.	This Waiver, in combination with the Agreement to which it is ancillary, constitutes the entire understanding of the parties with respect to the subject matter hereof and there are no promises, understandings or representations other than those set forth herein. This Waiver may be modified only with a written instrument duly executed by each of the parties.

10.	This Waiver shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois. Any judicial proceeding related to any provision of this Waiver shall be instituted only in courts with venue in the State of Illinois, except that the Entrust may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Entrust’s trade secrets or confidential or proprietary information.

11.	If any provision of this Waiver is determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision on this Waiver shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Waiver a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible to be valid, legal, and enforceable.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Waiver as of the day and year as set forth below.

Entrust, Inc.		Kevin Sullivan

By:	/s/ James D. Kendry	/s/ Kevin Sullivan
Title:	Vice President	Date:	12/31/04

Date:	January 5/05